As filed with the Securities and Exchange Commission on August 4, 1997
                           Registration Number 333-*****

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       Computer Management Sciences, Inc.
             (Exact name of registrant as specified in its charter)

           Florida                                       59-2264633
 (State or other jurisdiction of                     (I.R.S.  Employer
  incorporation or organization)                     Identification No.)

                               8133 Baymeadows Way
                           Jacksonville, Florida 32256
                                 (904) 737-8955
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Jerry W. Davis
                             Chief Executive Officer
                       Computer Management Sciences, Inc.
                               8133 Baymeadows Way
                           Jacksonville, Florida 32256
                                 (904) 737-8955
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement and from time to time thereafter.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend as interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
 Title of Shares to be       Amount to be         Proposed Maximum       Proposed Maximum           Amount of
      Registered              Registered         Offering Price per     Aggregate Offering      Registration Fee
                                                      Share(1)                 Price
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Common Stock                    291,924               $20.1875             $5,893,215.75            $1,785.82
------------------------ ---------------------- ---------------------- ---------------------- ======================

(1) Estimated solely for purposes of calculating the registration fee on the basis of the average of the high and low sale prices for the Common Stock of the Registrant on July 29, 1997, as reported by the National Association of Securities Dealers Automated Quotation System, National Market System.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

               SUBJECT TO COMPLETION, DATED AUGUST 4, 1997

PROSPECTUS
                              291,924 Shares

                    Computer Management Sciences, Inc.

                               Common Stock

     This Prospectus relates to the offering of up to 291,924 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Computer Management Sciences, Inc. (the "Company"). All of the Shares offered hereby are being sold by the Selling Shareholders named herein. See "Selling Shareholders" and "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares offered hereby. See "Use of Proceeds."

     The Common Stock is traded in the over-the-counter market, and price quotations therefor are reported on the National Association of Securities Dealers Automated Quotation System, National Market System ("Nasdaq NMS") under the symbol "CMSX." The last reported sale price of the Common Stock on July 29, 1997 was $20.25 per share.

     See "Risk Factors" beginning on page 3 for a discussion of certain factors that should be considered by prospective purchasers of the Shares offered hereby.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.


     The distribution of the Shares by the Selling Shareholders is not subject to any underwriting agreement. The Selling Shareholders may sell the Shares covered by this Prospectus through the Nasdaq NMS, at prices and terms then prevailing, through customary brokerage channels, in privately negotiated transactions or otherwise, on a delayed or continuous basis from time to time, either through broker-dealers acting as agents or brokers for such seller, or through broker-dealers acting as principals. Such sales will be effected by the Selling Shareholders for their own account. The Selling Shareholders may pay such broker-dealers compensation in the form of underwriting discounts, concessions, or commissions, which compensation may be in excess of customary commissions. To the extent required, the purchase price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering, will be set forth in an accompanying Prospectus Supplement. The aggregate net proceeds to the Selling Shareholders from the sale of any of the Shares will be the sales price thereof less the aggregate agent's commission or underwriter's discount, if any. See "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares offered hereby. See "Use of Proceeds."

     The Selling Shareholders and any dealer, agent or underwriter that participates with the Selling Shareholders in the distribution of the Shares may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission or profit may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

     No person has been authorized in connection with any offering made hereby to give any information or to make any representations other than those contained in this Prospectus or any Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Shareholders, or any underwriter, dealer or agent. This Prospectus or any Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws.


                 The date of this Prospectus is August 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Worldwide Web site at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Common Stock is traded on the Nasdaq NMS (Symbol:
CMSX). In addition, material filed by the Company can be inspected at the offices of Nasdaq NMS, Reports Section, 1735 K Street N.W., Washington, D.C. 20006.

    This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") and does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed with the Commission by the Company pursuant to the Exchange Act (Commission File No. 0-26622) are incorporated by reference in this Prospectus:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Annual Report");
         (2) The Company's Quarterly Report on Form 10-Q dated May 15, 1997; and
         (3) The Company's Current Report on Form 8-K dated January 31, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A copy of any documents incorporated by reference (not including exhibits to such documents other than exhibits specifically incorporated by reference into such documents) are available without charge to any person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Requests for such documents should be directed to the Secretary, Computer Management Sciences, Inc., 8133 Baymeadows Way, Jacksonville, Florida 32256, telephone number (904) 737-8955.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus and the information incorporated by reference herein contain certain information and trend statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Actual results may differ materially from the results described in the forward-looking statements. When used in this Prospectus, the words "anticipate", "believe", "estimate", "expect", "intend", "project", "target" and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions that include, but are not limited to, growth through business combinations and internal expansion, the Company's ability to attract and retain qualified consultants, dependence on significant relationships and the absence of long-term contracts, project risk, the Company's ability to effectively manage a large and rapidly changing business, pricing and margin pressures, and competition. Please refer to discussions of these and other important factors in this Prospectus under the section entitled "Risk Factors" and in other Company reports and forms on file with the Commission. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

                                   THE COMPANY

     The Company provides information technology consulting and custom software development services to a diverse group of clients, primarily Fortune 1000 companies, other large organizations and state and local governments located throughout the U.S. The Company's services are generally an outside resource supplementing a client's internal information technology ("IT") capabilities, and include a broad range of technical services, such as technology support services, IT solutions services and strategic IT consulting. Technology support services include systems support and maintenance and contract programming.
Solutions services include software application design, development and implementation, as well as outsourcing and systems integration. Strategic consulting services include planning and designing enterprise-wide information systems and business process re-engineering, which allow clients to maximize the strategic value of business information.

     The Company was formed as a Florida corporation in January 1983. The Company's principal executive offices are located at 8133 Baymeadows Way, Jacksonville, Florida 32256, and its telephone number is (904) 737-8955. Shareholders and interested investors may obtain information and make inquiries regarding the Company at the following Internet address: http://www.cmsx.com.

                                  RISK FACTORS

     Prospective investors should consider carefully the following factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the Shares offered hereby.

     Management of Growth. The Company is currently experiencing rapid growth that could strain the Company's managerial and other resources. From June 30, 1995 through June 30, 1997, the size of the Company's professional consulting staff increased from 247 to 596 full-time employees, and further increases are anticipated during the balance of 1997. In addition, since December 1995, the Company has opened two new branch offices in Detroit and Winston-Salem and has established three new locations in Charlotte, Denver and Washington, D.C.
through strategic acquisitions. Since October 1995, the Company has opened Systems Outsourcing Centers ("SOCs") in Jacksonville, Florida, Greenville, South Carolina, Tallahassee and Atlanta, and expects to open two additional SOCs by the end of 1997. The Company intends to open additional domestic and, possibly, international offices and SOCs and to staff such facilities as needed. The Company's ability to manage its staff and facilities growth effectively will require it to continue to improve its operational, financial and other internal systems, and to attract, train, motivate, manage and retain its employees. If the Company's management is unable to manage growth effectively and new employees are unable to achieve anticipated performance levels, the Company's results of operations could be adversely affected.

     Possible Acquisitions. An important element of the Company's future growth strategy involves the acquisition of businesses engaged in activities compatible with the Company's business. There can be no assurance that the Company will be able to identify suitable acquisition candidates, consummate any acquisition, or successfully integrate any acquired businesses into the Company's operations. There also can be no assurances that future acquisitions will not have an adverse effect upon the Company's operating results and earnings per share, particularly in the fiscal quarters immediately following consummation of such transactions while the operations of the acquired business are being integrated into the Company's operations. As a result of acquisitions, the Company could encounter unexpected liabilities and contingencies associated with acquired businesses. The Company expects to finance future acquisitions with the remaining proceeds of its 1995 initial public offering of Common Stock, as well as possible debt financing, the issuance of equity securities (common or preferred stock) of the Company or a combination of the foregoing. The use of significant debt financing to fund acquisitions could reduce the Company's liquidity. Furthermore, there can be no assurance that the Company will be able to arrange adequate financing on acceptable terms.

     Attraction and Retention of Employees. The Company's business involves the delivery of professional services and is labor-intensive. The Company's success will depend in large part upon its ability to attract, develop, motivate and retain highly skilled technical employees, particularly project managers and other senior personnel. Qualified project managers are in particularly great demand and are likely to remain a limited resource for the foreseeable future. Although the Company expects to continue to be able to attract and retain sufficient numbers of highly skilled technical employees and project managers for the foreseeable future, there can be no assurance that the Company will be able to do so. The loss of some or all of the Company's project managers and other senior personnel could have a material adverse impact on the Company, including its ability to secure and complete engagements. No project managers or other senior personnel have entered into employment agreements obligating them to remain in the Company's employ for any specific term; however, substantially all key employees of the Company are parties to nonsolicitation and confidentiality agreements with the Company.

     Emphasis on Fixed-Bid Projects. Since 1993, the Company has pursued a strategy of seeking to improve its gross margins by, among other things, undertaking more fixed-bid engagements. Revenue attributable to fixed-bid projects was approximately 3%, 4% and 7% (after restatement to account for acquisitions accounted for as poolings of interests) of revenue in 1994, 1995 and 1996, respectively. With the recent awards of some significant fixed-bid projects, the Company anticipates that revenue attributable to fixed-bid projects in 1997 will increase to approximately 9% of revenue. The Company bears the risk of cost overruns and inflation in connection with fixed-bid projects, and any individual fixed-bid project can be unprofitable. There can be no assurance that such risk in the future will not negatively impact the Company's gross margins.

     Concentration of Revenues. The Company in the past has derived, and may in the future derive, a significant portion of its revenue from a relatively limited number of customers. For example, during the first six months of 1997, the Company's top five customers (in terms of revenue to the Company) accounted for approximately 25% of its revenue and its top twenty customers accounted for approximately 49% of the Company's revenue, with no single client accounting for more than 7% of revenue. During 1996, such concentration of revenue among the Company's top five and top twenty customers was approximately 29% and 59%, respectively, with no single client accounting for more than 11% of revenue. If the Company is successful in seeking to obtain larger fee engagements, it is anticipated that an even greater concentration of revenue will result.

     Project Risks. Many of the Company's engagements involve projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. The Company's failure to meet a client's expectations in the performance of its services could result in a financial loss to the Company and could damage the Company's reputation, adversely affecting its ability to attract new business. In addition, unanticipated difficulty in completing a project could have an adverse effect on the Company's business and results of operations.

     Variability of Quarterly Operating Results. Variations in the Company's revenue and operating results occur from time to time as a result of a number of factors, such as the significance of client engagements commenced and completed during a quarter, the number of business days in a quarter (particularly in the fourth quarter) and employee hiring and utilization rates. The timing of revenue is difficult to forecast because the Company's sales cycle can be relatively long in the case of new clients and may depend on factors such as the size and scope of assignments and general economic conditions. Revenue from fixed-bid engagements is recognized on a percentage of completion basis, requiring management's judgment and the client's concurrence as to the status of each pending project at the end of each month, thereby adding an additional element of variability to the timing of revenue. Because a high percentage of the Company's expenses are relatively fixed, a variation in the timing of the initiation or the completion of client assignments, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter to quarter and could result in losses. In addition, as is customary in the industry, the Company's engagements generally are terminable without client penalty. An unanticipated termination of a major project could require the Company to retain or terminate under-utilized employees, resulting in either a higher than expected number of unassigned persons or higher severance expenses. While its professional staff must be adjusted to correspond to active projects, the Company must maintain a sufficient number of senior professionals to oversee existing client projects and participate with the Company's sales force in securing new client assignments.

     Technological Advances. The Company's success will depend in part on its ability to develop strategic IT skills that keep pace with continuing changes in information processing technology, evolving industry standards and changing client preferences. There can be no assurance that the Company will be successful in addressing these developments on a timely basis or that, if addressed, the Company will be successful in the marketplace. The Company's delay or failure to address these developments could have a material adverse effect on the Company's business and operations.

     Competition. The market for IT support, IT solutions development and implementation, and strategic IT consulting services includes a large number of participants, is subject to rapid changes and is highly competitive. The Company competes with, and faces potential competition for client assignments and experienced personnel from, a number of companies that have significantly greater financial, technical and marketing resources and that have greater name recognition than the Company. The Company also faces competition from organizations that provide complete, turn-key management of data centers and management information systems ("MIS") departments of existing and potential clients. In addition, the custom application software development and systems integration market is highly fragmented and served by numerous firms, many of which serve only their respective local markets. The Company's client focus primarily consists of Fortune 1000 companies, other large organizations, financial institutions and state and local governments, and there is an increasing number of professional services firms seeking IT consulting and custom application software development engagements from that client group. The Company believes that its ability to compete also depends in part on a number of factors outside its control, including the ability of its competitors to attract, develop, motivate and retain project managers and other senior personnel, the price at which others offer comparable services and the extent of its competitor's responsiveness to customer needs.

     Dependence Upon Key Executives. The success of the Company has depended, and its continued success is expected to depend largely upon the efforts and abilities of Mr. Jerry W. Davis, who is a founder and director of the Company and its Chief Executive Officer, and certain other key officers. The loss of the services of any of these key executives for any reason could have a material adverse effect upon the Company.

     Intellectual Property Rights. The Company's operations could be materially and adversely affected if it were not able to adequately protect its application software development methodology and other proprietary intellectual property rights. The Company relies upon a combination of trade secret, nondisclosure and other contractual arrangements and technical measures to protect its proprietary rights. The Company presently holds no patents or registered copyrights. The Company generally enters into confidentiality agreements with its employees, consultants, clients and potential clients and limits access to, and distribution of, its proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. The Company's business includes the development of custom application software in connection with specific client engagements. Ownership of such software is generally assigned to the client. The Company also develops object-oriented software components that can be reused in application software development, certain foundation and application software products, or software "tools", most of which remain the property of the Company. Although the Company believes that its services and products do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future.

     Possible Volatility of Stock Price. The Company's Common Stock, which is traded on the Nasdaq NMS, may be subject to wide fluctuations in price in response to variations in quarterly operating results and other factors, including acquisitions, technological innovations and general economic or market conditions. In addition, broad market trading and valuation fluctuations have adversely affected the valuation of industry participants and may adversely affect the market price of the Company's Common Stock.

     No Anticipated Cash Dividends. The Company has never declared or paid any cash dividends on the Common Stock. The Company does not intend to pay any cash dividends on the Common Stock for the foreseeable future, but rather intends to retain all earnings for the future development, operation and expansion of the Company's business.

     Certain Anti-takeover Provisions. The Company's Articles of Incorporation and Bylaws and Florida law contain provisions that may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving the Company. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of the Company's Board of Directors in connection with the transaction. Certain of these provisions may, however, discourage a future acquisition of the Company not approved by the Board of Directors in which shareholders might receive an attractive value for their shares or that a substantial number or even a majority of the Company's shareholders might believe to be in their best interests. As a result, shareholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for the shares of Common Stock at a premium, as well as create a depressive effect on the market price of the shares of Common Stock.

     Possible Issuance of Preferred Stock. In addition to the Common Stock, the Articles of Incorporation authorize the issuance of up to 5,000,000 shares of preferred stock. Currently, no shares of preferred stock of the Company are outstanding, and the Company has no current plans to issue any shares of preferred stock. However, because the rights and preferences for any series of preferred stock may be set by the Board of Directors in its sole discretion, those rights and preferences may be superior to the rights of holders of the Common Stock and thus may adversely affect the rights of holders of Common Stock.

     Shares Eligible for Future Sale. As of June 30, 1997, the Company had 13,485,685 shares of Common Stock outstanding, of which approximately 5.9 million shares are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). Holders of the remaining 7.6 million shares will be eligible to sell such shares pursuant to Rule 144 ("Rule 144") under the Securities Act at prescribed times and subject to the manner of sale, volume, notice and information restrictions of Rule 144. In addition, 2,138,204 shares are issuable upon the exercise of outstanding stock options. Sales of substantial amounts of such shares in the public market, or the availability of such shares for future sale, could adversely affect the market price of the shares of Common Stock and the Company's ability to raise additional capital at a price favorable to the Company.

                                 USE OF PROCEEDS

     All proceeds from the sale of the Shares offered hereby will go to the Selling Shareholders. The Company will not receive any proceeds from the sale of Shares registered hereunder.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by the Selling Shareholders listed below and the number of shares that may be offered for the account of each Selling Shareholder pursuant to this Prospectus.


             Name and Address                 Shares Beneficially      Maximum Number of       Shares Beneficially
                                                Owned Prior to          Shares Offered             Owned After
                                                   Offering                 Hereby                  Offering
------------------------------------------   ----------------------  ----------------------   ----------------------
Shari G. Leigh                                      290,765                 160,969                  129,796
     Miaco Corporation
     6300 S. Syracuse Way, Suite 415
     Englewood, CO 80011.................
Martin B. Greer
     Miaco Corporation
     6300 S. Syracuse Way, Suite 415
     Englewood, CO 80011.................           227,959                 113,979                  113,980
John D. Karen
     7150 E. Gray Fox Lane
     Highlands Ranch, CO 80126...........            9,304                   4,650                    4,654
Daniel P. Dunlap, Jr.
     1301 St. Pauls Way
     Crownsville, MD 20132...............           51,174                  10,000                   41,174
Richard C. Blakeman
     5408 S. Idalia Way
     Aurora, CO 80015....................            4,652                   2,326                    2,326


                              PLAN OF DISTRIBUTION

     The distribution of the Shares is not subject to any underwriting agreement. Any or all of the Shares offered hereby may be offered and sold to purchasers directly by or on behalf of the Selling Shareholders, acting for their own account independently of each other and the Company, from time to time in the over-the-counter market, in privately negotiated transactions, or otherwise at prices prevailing in such market or as may be negotiated at the time of the sale, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals. The Selling
Shareholders may also pledge the Shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. In order to comply with the securities laws of certain states, sales of the Shares to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of the Shares must also be made by the Selling Shareholders in compliance with other applicable state securities laws and regulations.

     The Selling Shareholders may pay broker-dealers who participate in the distribution of Common Stock hereunder compensation in the form of underwriting discounts, concessions, or commissions, which compensation may be in excess of customary commissions. The aggregate net proceeds to the Selling Shareholders from the sale of any of the Shares will be the sales price thereof less the aggregate agent's commission or underwriter's discount, if any. At the time a particular offer of the Shares is made, to the extent required, a supplement to this Prospectus will be distributed, which will set forth the aggregate number of the Shares being offered, and the terms of the offering, the name or names of any agents, any underwriting discounts or commissions and other items constituting compensation from, and the resulting net proceeds to, the Selling Shareholders, any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

     The Selling Shareholders and agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any commissions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The agents may also engage in other transactions with, and perform services for, the Selling Shareholders.


                                  LEGAL MATTERS

     The validity of the Shares offered hereby will be passed on for the Company by Holland & Knight LLP, 50 North Laura Street, Suite 3900, Jacksonville, Florida 32202.

                                     EXPERTS

     The consolidated financial statements of Computer Management Sciences, Inc., as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, included in its Annual Report on Form 10-K for the year ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, Williams, Cox, Weidner and Cox, and Dellinger & Deese, L.L.P., independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of Computer Management Sciences, Inc., issued at future dates, and consents to the use of their reports thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.


======================================================       ============================================================
No  dealer, salesman, or  any  other person  has  been
authorized  to  give  any  information or  to make any
representations or  projections  of future performance
other  than  those contained  in  this Prospectus, and
any   such   other    information,    projections   or                        291,924 Shares
representations  if  given or made  must not be relied                         Common Stock
upon  as  having been  so authorized.  The delivery of
this  Prospectus  of  any  sale  hereunder at any time
does not imply that the information  herein is correct
as of any time subsequent to its date. This Prospectus
does not constitute an offer to sell or a solicitation
of any  offer to  buy  any  of  the securities offered               Computer Management Sciences, Inc.
hereby in any jurisdiction to any person to whom it is
unlawful  to make such offer or solicitation.




                      Table of Contents

                                                 Page
Available Information...............................2                          PROSPECTUS
Incorporation of Certain Documents by Reference.....2
Forward-Looking Statements..........................3
The Company.........................................3
Risk Factors........................................3
Use of Proceeds.....................................6
Selling Shareholders................................7
Plan of Distribution................................7
Legal Matters.......................................8
Experts.............................................8                         August, 1997





======================================================       ============================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     Expenses in connection with the issuance of the securities being registered hereby are estimated as follows:

         SEC registration fee..................$1,786
         Accounting fees and expenses ..........4,000
         Legal fees and expenses ..............15,000
         Miscellaneous..........................1,000
             Total............................$21,786

Item 15.  Indemnification of Directors and Officers

     The Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
Article X of the Company's Amended and Restated Articles of Incorporation provides that the Company shall indemnify any director or officer or any former director or officer to the fullest extent not prohibited by law.

Item 16.  Exhibits

     The following exhibits are filed herewith.

Exhibit        Description                              Method of Filing
Number
  4.1  Specimen of Common Stock Certificate      Incorporated  by  reference  to
                                                 the  Exhibits to the  Company's
                                                 Registration  Statement on Form
                                                 S-1, as  amended  (Reg. Num.33-
                                                 95544), declared  effective  as
                                                 of September 27, 1995
  4.2  Restricted Stock and Registration Rights  Filed herewith
       Agreement   between  the   Registrant
       and  the Selling Shareholders
  5.1  Opinion of Holland & Knight LLP           Filed herewith
 23.1  Consent of Holland & Knight LLP
       (contained  in Exhibit 5.1)
 23.2  Consent of KPMG Peat Marwick LLP          Filed herewith
 23.3  Consent of Dellinger & Deese, L.L.P.      Filed herewith
 23.4  Consent of Williams, Cox, Weidner and Cox Filed herewith
 24.1  Power of Attorney                         Included on signature page

Item 17.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; or

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Jacksonville, State of Florida, on August 1, 1997.

                                  COMPUTER MANAGEMENT SCIENCES, INC.


                                   By: /s/ Jerry W. Davis
                                   Jerry W. Davis
                                   Chief Executive Officer and
                                   Chairman of the Board of Directors


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry W. Davis and Anthony Colaluca, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any Registration Statement (and any and all amendments thereto) related to this Registration Statement and filed pursuant to Rule 462(b) promulgated by the Securities and Exchange Commission, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement was signed by the following persons in the capacities and on the dates stated.

    Signatures                          Title                         Date

/s/ Jerry W. Davis           Chief Executive Officer (Principal   August 1, 1997
Jerry W. Davis               Executive Officer) and Director

/s/ Anthony Colaluca         Chief Financial Officer (Principal   August 1, 1997
Anthony Colaluca             Financial and Accounting Officer)

/s/ Anthony V. Weight        Senior Vice President and Director   August 1, 1997
Anthony V. Weight

/s/ Larry A. Longhi          Senior Vice President and Director   August 1, 1997
Larry A. Longhi

/s/ Edward W. Fishback, Jr.  Group Vice President and Director    August 1, 1997
Edward W. Fishback, Jr.

/s/ Harry C. Stonecipher     Director                             August 1, 1997
Harry C. Stonecipher

                                  EXHIBIT INDEX

Exhibit        Description                              Method of Filing
Number
  4.1  Specimen of Common Stock Certificate      Incorporated  by  reference  to
                                                 the  Exhibits to the  Company's
                                                 Registration  Statement on Form
                                                 S-1, as  amended  (Reg. Num.33-
                                                 95544), declared  effective  as
                                                 of September 27, 1995
  4.2  Restricted Stock and Registration Rights  Filed herewith
       Agreement   between  the   Registrant
       and  the Selling Shareholders
  5.1  Opinion of Holland & Knight LLP           Filed herewith
 23.1  Consent of Holland & Knight LLP
       (contained  in Exhibit 5.1)
 23.2  Consent of KPMG Peat Marwick LLP          Filed herewith
 23.3  Consent of Dellinger & Deese, L.L.P.      Filed herewith
 23.4  Consent of Williams, Cox, Weidner and Cox Filed herewith
 24.1  Power of Attorney                         Included on signature page